Exhibit 99.1

NEWS RELEASE

Company contact: Jim Fitzhenry FLIR Systems, Inc. (503) 684-3731 www.flir.com	Investor Contact: Neil Berkman Associates (310) 277 - 5162 info@BerkmanAssociates.com

FLIR SYSTEMS ELECTS GENERAL WILLIAM W. CROUCH (U.S. Army - Ret.) TO

BOARD OF DIRECTORS

PORTLAND, Ore. – May 10, 2005 — FLIR Systems, Inc. (NASDAQ: “FLIR”), announced today that retired U.S. Army General William Wright Crouch has been elected to the Board of Directors for a term expiring at the Company’s 2006 Annual Meeting of Shareholders. General Crouch’s military career spans 36 years, during which he served as Commanding General – Eighth Army and Chief of Staff, United Nations Command and U.S. Forces Korea; Commander in Chief, United States Army, Europe and Seventh Army; Commander, Allied Land Forces Europe; and Commander, NATO Peace Implementation (later Stabilization) Force, Bosnia/Herzegovina. General Crouch’s Army career culminated as the U.S. Army’s 27th Vice Chief of Staff. As the Vice Chief of Staff, General Crouch was the Army’s Chief Operating Officer. He led more than one million soldiers and civilians, set the Army’s strategic direction and managed an annual budget of more than $60 billion.

Since retiring from the Army, General Crouch serves as one of five generals who oversee the Army’s Battle Command Training Program, training major Army organizations for their wartime and peacekeeping missions. In October of 2000, General Crouch was named as the co-chair of the USS COLE Commission. The Commission was formed to examine the terrorist attack on the USS COLE and to recommend ways of reducing the U.S. military’s vulnerability to similar tactics in the future. He is also a Senior Fellow with the National War College’s Capstone Program, training newly appointed brigadier generals and rear admirals. He serves on the board of Community Anti-Drug Coalitions of America and the Keck Institute for International and Strategic Studies at Claremont McKenna College. He received a Bachelor of Arts degree in Civil Government from Claremont McKenna College, and a Master of Arts degree in History from Texas Christian University while also serving as an Assistant Professor of Military Science.

General Crouch joins FLIR’s eight-member Board of Directors, which includes John D. Carter, principal at Imeson & Carter, a strategic planning consulting firm and retired senior executive at Bechtel Group, Inc.; Ronald L. Turner, Chairman, President and CEO of Ceridian Corporation (NYSE: “CEN”); Michael T. Smith, retired Chairman and CEO of Hughes Electronics Corporation; John C. Hart, retired Vice President of Finance, Chief Financial Officer and board member of Louisiana-Pacific Corporation; Steven E. Wynne, President and CEO of SBI International, Ltd., parent company of sports apparel and footwear company Fila; Angus Macdonald, President and founding member of Venture Technology Merchants, Inc., an advisory and merchant banking firm; Earl R. Lewis, Chairman, President and CEO of FLIR Systems, Inc.; and Tamara L. Adler, a Managing Director with JPMorgan Chase.

“General Crouch brings a very distinguished military service record, a deep understanding of the U.S. Military and U.S. Army and keen judgment to our already talented Board. We are delighted that he has agreed to join our Board during this time of exciting and significant growth,” said Earl Lewis, President and CEO of FLIR.

About FLIR Systems

FLIR Systems designs, manufactures and markets infrared imaging systems worldwide for a variety of applications. FLIR’s imaging products are used in such diverse applications as public safety, defense, navigation, electronic newsgathering and search and rescue. Thermography products support such applications as condition monitoring, non-destructive testing, medical science, research and development, and manufacturing process control. For more information, please visit their Web site at www.flir.com.

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The Forward Looking Infrared Company

FLIR Systems, Inc. - 16505 SW 72nd Avenue - Portland, OR 97224 - USA

Telephone: +1(800) 322 3731 - www.flir.com